Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 30, 2021 (except for the effect of the unit split discussed in the second paragraph of Note 19 to the consolidated financial statements, as to which the date is September 20, 2021) with respect to the consolidated financial statements of Bluefin Topco, LLC and subsidiaries, included in Amendment No. 1 to the Registration Statement (Form S-1 333-259299) and related Prospectus of Allvue Systems Holdings, Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

Boca Raton, Florida

September 20, 2021